Exhibit 99.1

Mentor Graphics Reports Fiscal First Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--May 19, 2016--Mentor Graphics Corporation (NASDAQ:MENT) today announced financial results for the company’s fiscal first quarter ended April 30, 2016. The company reported revenues of $228 million, non-GAAP earnings per share of $0.02, and a GAAP loss per share of $0.12.

“Mentor modestly exceeded guidance for first quarter, although weakness in semiconductor-related activity continued,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Bookings and revenue from automotive customers set a first quarter all-time record. Mentor’s customer breadth and our range of system design products and services continue to be an advantage.”

Mentor announced three new software applications for the Veloce® emulation platform to overcome critical challenges in complex system-on-chip (SoC) and system designs. In other news, several Mentor tools and flows have been certified and optimized for Samsung’s 10 nm FinFET process, and for TSMC’s 7 nm design starts and 10 nm production. Mentor also announced a design, layout and verification solution, targeting mobile and consumer products, to support TSMC’s Integrated Fan-Out (InFO) wafer-level packaging technology.

During the quarter the company announced the Open Manufacturing Language (OML) for printed circuit board assembly and the Valor® Internet of Manufacturing solution, a hardware device with embedded software for live data collection from shop-floor machines and processes. The company also launched its newest HyperLynx® product release, which integrates signal and power integrity analysis, 3D-electromagnetic solving, and fast rule checking into a single unified environment.

“We have a strong portfolio of system companies renewing in fiscal 2017,” said Gregory K. Hinckley, president of Mentor Graphics. “We are increasing our second quarter revenue guidance and continue our rigorous attention to expense control.”

Outlook

For the second quarter of fiscal 2017, the company expects revenues of about $245 million, non-GAAP earnings per share of about $0.09 and GAAP earnings per share of approximately break-even. For the full year fiscal 2017, the company affirms revenues of about $1.215 billion, non-GAAP earnings per share of about $1.68, and GAAP earnings per share of approximately $1.19. Cash flow from operations in fiscal 2017 is expected to be approximately $200 million.

Dividend

The company announced a quarterly dividend of $0.055 per share. The dividend is payable on June 30, 2016, to shareholders of record at the close of business on June 10, 2016.

Fiscal Year Definition

Mentor Graphics Corporation’s fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income, operating margin, net income, and earnings per share which we refer to as non-GAAP gross profit, operating income, operating margin, net income, and earnings per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenues, research and development, marketing and sales, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses, interest expense associated with the amortization of original issuance debt discount on convertible debt, the equity in earnings or losses of unconsolidated entities (except Frontline PCB Solutions Limited Partnership (Frontline)), and the impact on basic and diluted earnings per share of changes in the calculated redemption value of noncontrolling interests, which management does not consider reflective of our core operating business.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

  Identified intangible assets consist primarily of purchased technology, backlog, trade names, and customer relationships. Amortization charges for our intangible assets can vary in frequency and amount due to the timing and magnitude of acquisition transactions. We consider our operating results without these charges when evaluating our core performance due to the variability. Generally, the most significant impact to inter-period comparability of our net income is in the first twelve months following an acquisition.
  Special charges may include expenses related to employee severance, certain litigation costs, acquisitions, excess facility costs, and other asset related charges. Special charges are incurred based on particular facts and circumstances and can vary in amount and frequency. Restructuring costs included in special charges include costs incurred for employee terminations, including severance and benefits, driven by modification of business strategy or business emphasis. Litigation costs classified as special charges consist of professional service fees related to patent litigation involving us, EVE S.A., and Synopsys, Inc. These costs are included in special charges because of the significance in variability of timing and amount. Special charges are not ordinarily included in our annual operating plan and related budget due to unpredictability, driven in part by rapidly changing technology and the competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

  Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options and restricted stock units, and purchases made as a result of our employee stock purchase plans. We do not consider equity plan-related compensation expense in evaluating our managers’ performance internally or our core operations in any given period.
  Interest expense attributable to amortization of the original issuance debt discount on convertible debt is excluded. Management does not consider this charge as a part of our core operating performance. We do not consider the amortization of the original issuance debt discount on convertible debt to be a direct cost of operations.
  Equity in earnings or losses of unconsolidated entities represents our equity in the net income (loss) of common stock investments accounted for under the equity method. The carrying amounts of our investments are adjusted for our share of earnings or losses of the investee. We report our equity in the earnings or losses of investments in other income (expense), net (with the exception of our investment in Frontline as discussed below). The amounts are excluded from our non-GAAP results as we do not control the results of operations for the investments and we do not participate in regular and periodic operating activities; therefore, management does not consider these investments as a part of our core operating performance.
  The Company maintains a 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. Although we do not exert control, we actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.
  Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, utilizing a normalized effective tax rate. The normalized non-GAAP effective tax rate of 19% considers our global tax posture, including the weighted average tax rates applicable in the various jurisdictions in which we operate; eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency; and considers our U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit in our financial statements. Our non-GAAP effective tax rate is subject to change over time for various reasons, including changes in geographic business mix, statutory tax rates, foreign re-investment expectations, and availability of U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit. Our GAAP tax rate for the three months ended April 30, 2016 is 12% after consideration of period specific items. Without period specific items of $0.9 million, our GAAP tax rate is 18%. Our full fiscal year 2017 GAAP tax rate, inclusive of period specific items recognized through April 30, 2016, is projected to be 19%.

  Our agreement with the former owners of noncontrolling interests in one of our subsidiaries gave them a right to require us to purchase their interests for a price based on a formula defined in the agreement. Under GAAP, increases (or decreases to the extent they offset previous increases) in the calculated redemption value of the noncontrolling interests are recorded directly to retained earnings and therefore do not affect net income. However, as required by GAAP, these amounts are applied to increase or decrease the numerator in the calculation of basic and diluted earnings per share. The amount for the three months ended April 30, 2015 reflects our adjustment to redemption value for this time period. In September 2015 we acquired the remaining noncontrolling interest in the subsidiary. Management does not consider fluctuations in the calculated redemption value of noncontrolling interests to be relevant to our core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options, restricted stock units, employee stock purchase plan shares, and convertible debt in a loss situation.

Non-GAAP gross profit, operating income, operating margin, net income, and earnings per share are supplemental measures of our performance that are not presented in accordance with GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross profit, operating income, operating margin, net income, and earnings per share because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income are:

  Amortization of intangible assets represents the loss in value as the technology in our industry evolves, advances, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly evaluate our business to determine whether any operations should be eliminated or curtailed. Additionally, as part of our ongoing business, we engage in acquisition and assimilation activities and patent litigation. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

  Our stock incentive and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.
  Our income tax expense will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits.
  Other companies, including other companies in our industry, calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of approximately $1.18 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, Mentor, Veloce, Valor, and HyperLynx are registered trademarks of Mentor Graphics Corporation. All other company and/or product names are the trademarks and/or registered trademarks of their respective owners.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) continued economic weakness in the European Union, China, Japan or other countries, and the adverse impact of such weakness on the company’s customers in those regions; (ii) the company’s ability to successfully update existing hardware and software products and offer new products and services that compete in the highly competitive EDA industry, including the risk of obsolescence for our hardware products; (iii) effects of customer mergers, divestitures or shutdowns of business units or divisions, customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations; (iv) effects of the volatility of foreign currency fluctuations on the company’s business and operating results; (v) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers, or result in loss of business; (vi) changes in accounting or reporting rules or interpretations, including new rules affecting revenue recognition; (vii) the impact of audits by taxing authorities, or changes in applicable tax laws, regulations or enforcement practices; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) litigation; all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except earnings per share data)

	Three Months Ended April 30,
	2016	2015
Revenues:
System and software	$106,704	$155,931
Service and support	120,935	116,212
Total revenues	227,639	272,143
Cost of revenues: (1)
System and software	8,332	13,624
Service and support	32,748	33,569
Amortization of purchased technology	1,785	1,858
Total cost of revenues	42,865	49,051
Gross profit	184,774	223,092
Operating expenses:
Research and development (2)	91,136	89,515
Marketing and selling (3)	84,259	84,951
General and administration (4)	17,535	17,963
Equity in earnings of Frontline	(636)	(870)
Amortization of intangible assets (5)	1,554	2,219
Special charges (6)	2,991	36,977
Total operating expenses	196,839	230,755
Operating loss:	(12,065)	(7,663)
Other income, net (7)	889	342
Interest expense (8)	(4,138)	(4,694)
Loss before income tax	(15,314)	(12,015)
Income tax benefit (9)	(1,878)	(1,512)
Net loss	(13,436)	(10,503)
Less: Loss attributable to noncontrolling interest (10)	-	(618)
Net loss attributable to Mentor Graphics shareholders	$(13,436)	$(9,885)
Net loss per share attributable to Mentor Graphics shareholders:
Basic[a]	$(0.12)	$(0.08)
Diluted[a]	$(0.12)	$(0.08)
Weighted average number of shares outstanding:
Basic	109,085	116,003
Diluted	109,085	116,003

[a] We increased the numerator of our basic and diluted earnings per share calculation by $269 for the adjustment of the noncontrolling interest with redemption feature to its calculated redemption value, recorded directly to retained earnings, for the quarter ended April 30, 2015.

Refer to following table for a description of footnotes.

MENTOR GRAPHICS CORPORATION FOOTNOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands)

Listed below are the items included in net loss that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended April 30,
	2016	2015
(1) Cost of revenues:
Equity plan-related compensation	$711	$708
Amortization of purchased technology	1,785	1,858
	$2,496	$2,566

(2) Research and development:
Equity plan-related compensation	$4,323	$4,318

(3) Marketing and selling:
Equity plan-related compensation	$2,855	$2,480

(4) General and administration:
Equity plan-related compensation	$2,612	$2,772

(5) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,554	$2,219

(6) Special charges:
Rebalance, restructuring, certain litigation, and other costs	$2,991	$36,977

(7) Other income, net:
Net (income) loss of unconsolidated entities	$2	$(25)

(8) Interest expense:
Amortization of original issuance debt discount	$1,723	$1,604

(9) Income tax benefit:
Non-GAAP income tax effects	$(2,494)	$(9,282)

(10) Loss attributable to noncontrolling interest:
Amortization of intangible assets, equity-plan related compensation, and income tax effects	$-	$(200)

MENTOR GRAPHICS CORPORATION UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS (In thousands, except earnings per share data)

	Three Months Ended April 30,
	2016	2015
GAAP net loss attributable to Mentor Graphics shareholders	$(13,436)	$(9,885)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	711	708
Research and development	4,323	4,318
Marketing and selling	2,855	2,480
General and administration	2,612	2,772
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	1,785	1,858
Amortization of intangible assets (3)	1,554	2,219
Special charges (4)	2,991	36,977
Other income, net (5)	2	(25)
Interest expense (6)	1,723	1,604
Non-GAAP income tax effects (7)	(2,494)	(9,282)
Noncontrolling interest (8)	-	(200)
Total of non-GAAP adjustments	16,062	43,429
Non-GAAP net income attributable to Mentor Graphics shareholders	$2,626	$33,544

GAAP weighted average shares (diluted)	109,085	116,003
Non-GAAP adjustment	1,950	4,753
Non-GAAP weighted average shares (diluted)	111,035	120,756

Net loss per share attributable to Mentor Graphics shareholders:
GAAP (diluted)	$(0.12)	$(0.08)
Non-GAAP adjustments detailed above	0.14	0.36
Non-GAAP (diluted)	$0.02	$0.28

(1) Equity plan-related compensation expense is the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.

(2) Amount represents amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.

(3) Other identified intangible assets are generally amortized to operating expense over two to five years. Other identified intangible assets include trade names, customer relationships, and backlog resulting from acquisition transactions.

(4) Three months ended April 30, 2016: Special charges consist of (i) $2,088 of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $807 for EVE litigation costs, and (iii) $96 in other adjustments.

Three months ended April 30, 2015: Special charges consist of (i) $25,435 of severance costs incurred for the voluntary early retirement program, (ii) $9,863 of costs incurred for employee rebalances which include severance benefits and notice pay, (iii) $1,575 for EVE litigation costs, and (iv) $104 in other adjustments.

(5) Amount represents (income) loss for an investment accounted for under the equity method of accounting.
(6) Amount represents the amortization of original issuance debt discount.
(7) Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.
(8) Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.

MENTOR GRAPHICS CORPORATION UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (In thousands, except percentages)

	Three months ended April 30,
	2016	2015
GAAP gross profit	$184,774	$223,092
Reconciling items to non-GAAP gross profit:
Equity plan-related compensation	711	708
Amortization of purchased technology	1,785	1,858
Non-GAAP gross profit	$187,270	$225,658

	Three months ended April 30,
	2016	2015
GAAP gross profit as a percent of total revenues	81.2%	82.0%
Non-GAAP adjustments detailed above	1.1%	0.9%
Non-GAAP gross profit as a percent of total revenues	82.3%	82.9%

	Three months ended April 30,
	2016	2015
GAAP operating expenses	$196,839	$230,755
Reconciling items to non-GAAP operating expenses:
Equity plan-related compensation	(9,790)	(9,570)
Amortization of other identified intangible assets	(1,554)	(2,219)
Special charges	(2,991)	(36,977)
Non-GAAP operating expenses	$182,504	$181,989

	Three months ended April 30,
	2016	2015
GAAP operating loss	$(12,065)	$(7,663)
Reconciling items to non-GAAP operating income:
Equity plan-related compensation	10,501	10,278
Amortization of purchased technology	1,785	1,858
Amortization of other identified intangible assets	1,554	2,219
Special charges	2,991	36,977
Non-GAAP operating income	$4,766	$43,669

	Three months ended April 30,
	2016	2015
GAAP operating loss as a percent of total revenues	(5.3%)	(2.8%)
Non-GAAP adjustments detailed above	7.4%	18.8%
Non-GAAP operating income as a percent of total revenues	2.1%	16.0%

	Three months ended April 30,
	2016	2015
GAAP other income, net and interest expense	$(3,249)	$(4,352)
Reconciling items to non-GAAP other income (expense), net and interest expense:
Equity in earnings of unconsolidated entities	2	(25)
Amortization of original issuance debt discount	1,723	1,604
Non-GAAP other income, net and interest expense	$(1,524)	$(2,773)

MENTOR GRAPHICS CORPORATION UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	April 30, 2016	January 31, 2016

Assets
Current assets:
Cash and cash equivalents	$216,325	$334,826
Trade accounts receivable, net	87,423	176,021
Term receivables, short-term	323,755	317,188
Prepaid expenses and other	81,143	70,432

Total current assets	708,646	898,467
Property, plant, and equipment, net	184,045	182,092
Term receivables, long-term	253,636	268,657
Goodwill and intangible assets, net	642,313	644,288
Other assets	72,827	70,860

Total assets	$1,861,467	$2,064,364

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$30,686	$33,449
Accounts payable	8,117	16,740
Income taxes payable	1,578	3,966
Accrued payroll and related liabilities	50,766	73,371
Accrued and other liabilities	34,413	37,059
Deferred revenue	241,957	258,725

Total current liabilities	367,517	423,310
Long-term notes payable	242,037	240,076
Deferred revenue, long-term	16,922	18,303
Other long-term liabilities	50,460	62,246
Total liabilities	676,936	743,935

Stockholders' equity:
Common stock	683,402	818,683
Retained earnings	513,710	522,846
Accumulated other comprehensive loss	(12,581)	(21,100)
Total stockholders' equity	1,184,531	1,320,429

Total liabilities and stockholders' equity	$1,861,467	$2,064,364

MENTOR GRAPHICS CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION (In thousands, except days sales outstanding)

	Three Months Ended April 30,
	2016	2015
Operating activities
Net loss	$(13,436)	$(10,503)
Depreciation and amortization	14,794	15,041
Other adjustments to reconcile:
Operating cash	7,910	8,136
Changes in working capital	35,562	33,277

Net cash provided by operating activities	44,830	45,951

Investing activities
Net cash used in investing activities	(10,202)	(11,928)

Financing activities
Net cash used in financing activities	(155,980)	(14,778)

Effect of exchange rate changes on cash and cash equivalents	2,851	247

Net change in cash and cash equivalents	(118,501)	19,492
Cash and cash equivalents at beginning of period	334,826	230,281

Cash and cash equivalents at end of period	$216,325	$249,773

Other data:
Capital expenditures, net	$10,202	$4,728
Days sales outstanding	163	145

MENTOR GRAPHICS CORPORATION UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EARNINGS PER SHARE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of estimated non-GAAP net income per share for Q2'17 and fiscal year 2017.

	Estimated Q2'17	Estimated FY'17
Diluted GAAP net income (loss) per share	$-	$1.19
Non-GAAP adjustments:
Amortization of purchased technology (1)	0.02	0.06
Amortization of other identified intangible assets (2)	0.01	0.05
Equity plan-related compensation (3)	0.10	0.38
Special charges (4)	-	0.03
Other income (expense), net and interest expense (5)	0.02	0.06
Non-GAAP income tax effects (6)	(0.06)	(0.09)

Diluted non-GAAP net income per share	$0.09	$1.68

(1) Excludes amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.

(2) Excludes amortization of other identified intangible assets including trade names, customer relationships, and backlog resulting from acquisition transactions. Other identified intangible assets are generally amortized over two to five years.

(3) Excludes equity plan-related compensation expense for the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.

(4) Excludes special charges primarily consisting of costs incurred for employee rebalances, which includes severance benefits and notice pay, and certain litigation costs. Full year adjustment represents the impact of actual special charges for the three months ended April 30, 2016 as we do not provide guidance for special charges.

(5) Excludes amortization of original issuance debt discount, and income (loss) from an investment accounted for under the equity method of accounting.
(6) Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

	MENTOR GRAPHICS CORPORATION UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION (Rounded to nearest 5%)

	2017	2016					2015
Product Category Bookings (a)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	30%	40%	40%	50%	45%	20%	25%	45%	55%	45%
SCALABLE VERIFICATION	15%	25%	30%	15%	15%	20%	25%	25%	20%	20%	20%
INTEGRATED SYSTEMS DESIGN	25%	15%	15%	20%	15%	15%	30%	25%	15%	10%	15%
NEW & EMERGING MARKETS	5%	10%	5%	10%	10%	10%	10%	15%	10%	5%	10%
SERVICES / OTHER	25%	20%	10%	15%	10%	10%	15%	10%	10%	10%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017	2016					2015
Product Category Revenue (b)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	35%	40%	40%	50%	40%	25%	30%	35%	55%	40%
SCALABLE VERIFICATION	20%	30%	25%	25%	15%	25%	35%	25%	20%	20%	25%
INTEGRATED SYSTEMS DESIGN	25%	20%	20%	20%	20%	20%	25%	25%	25%	15%	20%
NEW & EMERGING MARKETS	10%	5%	5%	5%	5%	5%	5%	10%	10%	5%	5%
SERVICES / OTHER	15%	10%	10%	10%	10%	10%	10%	10%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017	2016					2015
Bookings by Geography	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	30%	35%	35%	45%	40%	40%	50%	40%	50%	40%	45%
Europe	25%	25%	30%	20%	20%	25%	15%	25%	15%	15%	15%
Japan	30%	15%	5%	10%	5%	5%	15%	5%	10%	5%	5%
Pac Rim	15%	25%	30%	25%	35%	30%	20%	30%	25%	40%	35%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017	2016					2015
Revenue by Geography	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	40%	50%	40%	40%	40%	45%	50%	45%	50%	40%	45%
Europe	25%	15%	25%	25%	20%	20%	25%	20%	20%	15%	20%
Japan	15%	10%	5%	10%	5%	5%	10%	10%	10%	5%	5%
Pac Rim	20%	25%	30%	25%	35%	30%	15%	25%	20%	40%	30%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017	2016					2015
Bookings by Business Model (c)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	20%	15%	15%	10%	15%	35%	20%	15%	10%	15%
Term Ratable	15%	10%	10%	10%	10%	10%	20%	10%	5%	5%	10%
Term Up Front	65%	70%	75%	75%	80%	75%	45%	70%	80%	85%	75%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017	2016					2015
Revenue by Business Model (c)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	15%	15%	10%	15%	15%	35%	30%	15%	10%	20%
Term Ratable	15%	10%	10%	10%	5%	10%	10%	10%	10%	5%	5%
Term Up Front	65%	75%	75%	80%	80%	75%	55%	60%	75%	85%	75%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Category Bookings excludes support bookings for all sub-flow categories.
(b) Product Category Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only (excludes finance fee).

CONTACT:
Mentor Graphics Corporation
Joe Reinhart, 503-685-1462
Vice President, Investor Relations and Corporate Development
joe_reinhart@mentor.com